LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
Statement re Computation of Earnings Per Share
Exhibit 11

                                       Nine Months Ended September 30
                                       ------------------------------
                                           1998           1997
                                           ----           ----
Average Shares Outstanding              8,683,564      8,635,509
Net (Loss) Income                         562,931       (940,772)
Per Share Amount                             0.06          (0.11)